EXHIBIT 11.2

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                          NINE MONTHS ENDED JULY 31,

                                          1996              1995

Weighted average shares outstanding       2,020,156         1,973,017
Net effect of dilutive stock options -
 based on the treasury stock method using
 average market price                        11,143            74,244

                                          2,031,299         2,047,261

Net income                               $  615,524        $  441,126

Net income per share                     $     0.30        $     0.22


0669\EDGAR\10Q11.2